J. C. PENNEY COMPANY, INC. NAMES EDWARD RECORD CHIEF FINANCIAL OFFICER

Record to Succeed Ken Hannah on March 24

Plano, Texas - (Feb. 13, 2014) - J. C. Penney Company, Inc. (NYSE: JCP) today announced that Ed Record has been named executive vice president and chief financial officer, effective March 24, 2014. He will succeed Ken Hannah, who will remain chief financial officer through that date to ensure a smooth transition. As chief financial officer, Record will be responsible for the financial operations of the Company. He will report to Myron E. (Mike) Ullman, III, chief executive officer of JCPenney, and join the Company’s executive board.

“Ed is a highly accomplished executive with a broad understanding of retail finance and operations. His extensive department store experience and track record of success make him an ideal candidate as we continue to advance our turnaround,” said Ullman. “On behalf of myself and the entire JCPenney team, I would like to thank Ken Hannah for his meaningful contributions to our turnaround and wish him success in his future endeavors.”

Record, 45, has nearly 25 years of experience managing the financial and operational performance of multiple retailers. He spent over six years at Stage Stores, a Houston, Texas-based retailer that operates department and off-price stores, most recently serving as chief operating officer and, prior to that, chief financial officer. Before Stage, Record served as senior vice president of finance at Kohl’s and as controller and senior vice president of finance at Belk. Earlier in his career, he held a variety of finance positions of increasing responsibility at Federated stores, leading to his eventual appointment as controller and vice president of finance.

Record holds a Bachelor of Arts from Princeton University and an MSIA from Carnegie Mellon University.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to becoming America’s preferred retail destination for unmatched style, quality and value. Across approximately 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.

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